Exhibit 3

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of this 4th day of October, 2005, by and between Igloo Acquisition Corporation, a Delaware corporation (“Assignor”), and Igloo Acquisition Corporation, a Vermont corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, the Assignor, General Electric Company, a New York corporation, and IDX Systems Corporation, a Vermont corporation, have entered into that certain Agreement and Plan of Merger dated as of September 28, 2005 (the “Merger Agreement”); and

WHEREAS, in accordance with Section 9.7 of the Merger Agreement, the Assignor desires to assign to the Assignee all of the Assignor’s rights, interests and obligations under the Merger Agreement, and the Assignee desires to accept such assignment from the Assignor.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Assignor and the Assignee hereby covenant and agree as follows:

1.             Effective as of the date hereof, in accordance with Section 9.7 of the Merger Agreement, the Assignor hereby agrees to assign to the Assignee, and the Assignee hereby agrees to accept such assignment of, all of the Assignor’s rights, interests and obligations under the Merger Agreement.

2.             Each of the Assignor and Assignee hereby agrees, without further consideration, to execute and deliver any and all additional documents that the other may reasonably request in order to more fully effect the agreements set forth in this Agreement.

3.             This Agreement shall be subject to the terms and conditions set forth in the Merger Agreement, and nothing contained in this Agreement shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Merger Agreement.  In the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms hereof, the terms of the Merger Agreement shall control.

4.             The undertakings, covenants and agreements set forth herein shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and assigns.

5.             This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

6.             Any term or provision of this Agreement that is determined to be invalid, illegal or unenforceable in any situation by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original intent of the parties and the economic, business and other purposes of such invalid or unenforceable term.

7.             This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with, or any entitlement to employee benefits or compensation for the benefit of, any person or to otherwise create any third-party beneficiary hereto, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.

8.             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or electronic transmission.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of this 4th day of October, 2005.

IGLOO ACQUISITION CORPORATION,
a Delaware corporation,
as Assignor

By:	/s/ Vishal Wanchoo
	Name:	Vishal Wanchoo
	Title:	President

IGLOO ACQUISITION CORPORATION,
a Vermont corporation,
as Assignee

By:	/s/ Vishal Wanchoo
	Name:	Vishal Wanchoo
	Title:	President